Exhibit (a)(5)(E)

THE WENDY'S COMPANY ANNOUNCES FINAL RESULTS OF TENDER OFFER

DUBLIN, Ohio (Feb. 19, 2014)—The Wendy’s Company (NASDAQ: WEN) announced today the final results of its modified Dutch auction tender offer, which expired at the end of the day, 12:00 midnight, New York City time, on February 11, 2014.

The Wendy’s Company has accepted for purchase 29,729,729 shares of its common stock at a purchase price of $9.25 per share, for an aggregate cost of $275.0 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 7.5% of the total number of shares of The Wendy’s Company’s common stock issued and outstanding as of February 14, 2014.

The tender offer was oversubscribed and, pursuant to the terms of the tender offer, shares were accepted for purchase on a pro rata basis, except for tenders of odd lots, which were accepted in full, and except for certain conditional tenders automatically regarded as withdrawn pursuant to the terms of the tender offer. The Wendy’s Company has been informed by the depositary that the proration factor for the tender offer, after giving effect to the priority for odd lots, is approximately 97.9%. The depositary will promptly pay for the shares accepted for purchase and will return all other shares tendered.

Wells Fargo Securities, LLC served as dealer manager for the tender offer.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy's Company and its subsidiaries (collectively, the "Company"). Those statements, as well as statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates," or the negation thereof, or similar expressions, constitute "forward-looking statements."

The Company is currently in the process of finalizing its financial results for the three months and full year ended December 29, 2013.  All financial results for those periods included in the Company’s news release dated January 13, 2014, the accompanying financial statements and the Form 8-K filed with the Securities and Exchange Commission (the SEC) on January 13, 2014, are unaudited preliminary estimates and represent the most current information available to management. Therefore, it is possible that actual results may differ materially from these estimates due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the three months and full year ended December 29, 2013 are finalized.  Accordingly, readers should not place undue reliance on these estimates.

In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements. The forward-looking statements are based on the Company's expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements.

Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company's control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;
(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;
(3)	the ability to effectively manage the acquisition and disposition of restaurants;
(4)	cost and availability of capital;
(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;
(6)	the financial condition of the Company's franchisees;
(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;
(8)	conditions beyond the Company's control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company's customers or food supplies, or acts of war or terrorism;
(9)	the effects of negative publicity that can occur from increased use of social media;
(10)	the availability of suitable locations and terms for the development of new restaurants;
(11)	risks associated with the Image Activation program;
(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;
(13)	changes in debt, equity and securities markets;
(14)	goodwill and long-lived asset impairments;
(15)	changes in interest rates;
(16)	expenses and liabilities for taxes related to periods up to the date of sale of Arby's as a result of the indemnification provisions of the Arby's Purchase and Sale Agreement;
(17)
the difficulty in predicting the ultimate costs associated with the sale of restaurants under the Company's system optimization initiative, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants, and the future benefits to the Company's earnings, restaurant operating margin, cash flow and depreciation;

(18)
the completion of financial closing procedures, final adjustments and other developments that may arise between the date the Company issued its unaudited preliminary results for the three months and full year ended December 29, 2013 and the time the financial results for such periods are finalized; and

(19)	other factors cited in the Company's news releases, public statements and/or filings with the SEC, including those identified in the "Risk Factors" sections of the Company's Forms 10-K and 10-Q.

The Company's franchisees are independent third parties that the Company does not control.  Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees' ability to reimage existing restaurants or to complete the Company's system optimization initiative in accordance with the Company's expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

About The Wendy’s Company

The Wendy's Company is the world's third-largest quick-service hamburger company. The Wendy's system includes more than 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor Contacts:

Meg Nollen: (614) 764-3300 or meg.nollen@wendys.com
Dave Poplar: (614) 764-3311 or david.poplar@wendys.com

Media Contact:

Bob Bertini: (614) 764-3327 or bob.bertini@wendys.com